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                                                                    Exhibit 99

FOR IMMEDIATE RELEASE


                 PHOTOGEN TECHNOLOGIES' COMMON STOCK APPROVED FOR
                        LISTING ON NASDAQ SMALL CAP MARKET


KNOXVILLE, TENN., NOV. 23, 1999 -- Photogen Technologies, Inc. (OTC BB:
PHGN), a developmental stage company focused on non-invasive diagnostics and therapies, today announced that its application to list its common stock on the NASDAQ small cap market has been approved.

Trading of Photogen's common stock on the small cap market will commence Monday, Nov. 29. The Company's stock symbol will be listed as NASDAQ: PHGN.

John Smolik, Photogen's president and CEO, stated, "Our approval by NASDAQ represents a significant step in our corporate strategy to bring liquidity and the benefits of NASDAQ listing to our holders of common stock."

ABOUT PHOTOGEN

Photogen Technologies, Inc. is a development-stage company focused on creating therapeutic and diagnostic products based on its proprietary multi-photon and other related technologies. The company has discovered new methods for using energy from lasers, x-rays or other sources to activate photoactive agents within tissue sufficient to produce a range of beneficial therapeutic and diagnostic outcomes. These technologies involve methods, materials and devices that may be used to produce light or other energy and photoactive agents and to destroy diseased cells, remove tissue or identify and diagnose disease. Photogen has U.S. patents and additional pending applications in the U.S. and worldwide for certain of its proprietary technology. The company has no products or operating revenue at this time.

SAFE HARBOR STATEMENT

Statements in this release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. These risks and uncertainties include: the ability of the company to develop a product and obtain regulatory approval for its use; the ability of the company to successfully market and sell any products and


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equipment; the company's ability to manufacture products in sufficient quantities; the company's ability to maintain intellectual property protection for its proprietary products, to defend its existing intellectual property rights from challenges by third parties, and to avoid infringing intellectual property rights of third parties; unforeseen operating risks; the company's ability to secure collaborative agreements with third parties for various research, development, manufacturing, marketing and other functions; competition; risks associated with the dependence on manufacturers of the company's proposed products; the availability of capital to finance planned activities; and the extent to which the clinicians performing the procedures are able to obtain third-party reimbursement. These risks are qualified in their entirety by cautionary language and risk factors set forth in the company's filings with the Securities and Exchange Commission.

Media Contact: Hilary Kaye or Joan Murray at Hilary Kaye Associates
(714) 426-0444 (PST) or jmurray@hkamarcom.com.

Investor Relations Contact: Jonathan Fassberg at The Trout Group
(212) 477-9007 (EST) or jonathan@troutgroup.com.

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